Lonnie Ross   810/354-9934

FOR IMMEDIATE RELEASE

Federal-Mogul announces record second quarter earnings and sales

     SOUTHFIELD, MICHIGAN, JULY 20, 1994 . . . Federal-Mogul Corporation (NYSE-FMO) today reported record net earnings of $20.4 million or $.47 per common share on a fully diluted basis compared to $15.3 million or $.43 per common share for the same 1993 period. The 1993 results included a gain of $4.7 million or $.15 per share on the sale of Westwind Air Bearings, Ltd. Record second quarter 1994 sales of $474.8 million compare to $401.8 million in the 1993 second quarter.

     "Our operating margin for the 1994 second quarter increased more than 80 percent over the same quarter in 1993," said Chairman and Chief Executive Officer Dennis J. Gormley. "The Sealed Power Replacement (SPR) automotive aftermarket business we acquired in October 1993 contributed to this improvement. We also continue to reduce operating expenses as we consolidate the SPR facilities. The integration of the SPR business with Federal-Mogul remains on target to realize $12 million of savings by year-end.

     "In addition, cost savings from global sourcing activities and manufacturing productivity gains favorably impacted margins," he added.

     Total aftermarket sales increased 19 percent in the second quarter compared to the same quarter in 1993, primarily as a result of the acquisition of SPR and continued growth exceeding 10 percent in international markets. Base North American aftermarket sales were flat, with increases in core engine products offset by decreases in suspension products due to supplier capacity constraints. These supplier issues are currently being addressed and marked improvements in performance are expected in the second half of 1994.

     According to Gormley, the company reported original equipment market share gains in North America. Continued strength in North American auto builds and better than expected European vehicle production boosted the company's original equipment sales.

     The company successfully completed the consolidation of its Fuel Systems Division with its Lighting and Electrical Division in the second quarter. This involved closing a plant in Lafayette, Tennessee, and transferring the work to a facility in Logansport, Indiana. Savings from the consolidation are on schedule.

     Earnings for the six months ended June 30, 1994 were $35.4 million or $.84 per share on a fully diluted basis compared to $22.8 million (including the $4.7 million Westwind gain) or $.69 per share for the same 1993 period. Sales for the first half of 1994 totalled $935.1 million compared to $812.3 million for the same period in 1993.

     Headquartered in Southfield, Michigan, Federal-Mogul is a global distributor and manufacturer of a broad range of precision parts primarily for automobiles, light trucks, heavy trucks, and farm and construction vehicles. The company serves both the aftermarket and the original equipment market providing quality products -- as they are needed -- to customers around the world. Federal-Mogul operates 31 plants, more than 80 distribution centers and four major research centers worldwide.

              F E D E R A L - M O G U L   C O R P O R A T I O N


               S T A T E M E N T S   O F   C A S H   F L O W S

                    (Millions of Dollars, Unaudited)

                                                          Six Months Ended
                                                               June 30
                                                           1994            1993
                                                       --------        --------
Cash Provided From (Used By) Operating Activities
   Net earnings                                        $   35.4        $   22.8
   Depreciation and amortization                           27.6            26.2
   Working capital and other                              (31.7)          (30.1)
                                                       --------        --------
      Net Cash Provided From Operating Activities          31.3            18.9

Cash Provided From (Used By) Investing Activities
   Expenditures for property, plant and equipment         (34.2)          (23.0)
   Proceeds from sale of business investment                 .4            16.4
   Business investments and other                           2.9            (6.6)
                                                       --------        --------

      Net Cash Used By Investing Activities               (30.9)          (13.2)

Cash Provided From (Used By) Financing Activities
   Issuance of common stock                               196.8           116.7
   Net decrease in debt                                  (185.3)         (148.8)
   Sale of accounts receivable                                -            39.6
   Dividends                                              (13.8)          (11.6)
   Other                                                     .3             1.4
                                                       --------        --------

      Net Cash Used By Financing Activities                (2.0)           (2.7)
                                                       --------        --------

      Increase (Decrease) in Cash and Equivalents          (1.6)            3.0

Cash and Equivalents at Beginning of Period                24.2            19.1
                                                       --------        --------

      Cash and Equivalents at End of Period           $    22.6       $    22.1
                                                       --------        --------
                                                       --------        --------
/TABLE

                   F E D E R A L - M O G U L   C O R P O R A T I O N

                        E A R N I N G S   S T A T E M E N T

                    (Millions of Dollars, Except Per Share Data)

                                   (Unaudited)

                                                  Quarter Ended      Six Months Ended
                                                     June 30            June 30
                                                  1994    1993        1994    1993
                                                  ----    ----        ----    ----


Net sales                                       $474.8   $401.8      $935.1   $812.3
Cost of products sold                            369.9    323.0       733.6    654.6
Selling, distribution and
   administrative expenses                        64.9     56.6       129.6    113.7

   Operating earnings                             40.0     22.2        71.9     44.0

Other income (expense):
   Amortization of intangible assets              (2.3)    (2.2)       (4.5)    (4.2)
   Interest expense                               (4.2)    (5.8)       (9.3)   (14.3)
   Interest income                                 2.1      1.6         3.8      3.6
   Gain on sale of business                                 4.9                  4.9
   International currency exchange losses         (2.7)     (.7)       (5.4)    (1.8)
   Other, net                                       .0      2.4          .6      2.7
                                                 -----    -----       -----    -----

      Earnings Before Income Taxes                32.9     22.4        57.1     34.9

   Income taxes                                   12.5      7.1        21.7     12.1

      Net Earnings                              $ 20.4   $ 15.3      $ 35.4   $ 22.8
                                                 -----    -----       -----    -----
                                                 -----    -----       -----    -----


Earnings Per Common Share

   Primary                                      $  .50   $  .47      $  .89   $  .72
                                                 -----    -----       -----    -----
                                                 -----    -----       -----    -----


   Fully-Diluted                                $  .47   $  .43      $  .84   $  .69
                                                 -----    -----       -----    -----
                                                 -----    -----       -----    -----


   Average number of common shares
      outstanding (in thousands)                35,518   27,737      34,038   25,064
                                                ------   ------      ------   ------
                                                ------   ------      ------   ------

                F E D E R A L - M O G U L   C O R P O R A T I O N

                             B A L A N C E   S H E E T S

                               (Millions of Dollars)

                                               June 30            December 31
                                                1994                  1993
                                             -----------          -----------
                                             (Unaudited)
Assets
Current Assets:
   Cash and equivalents                      $     22.6           $     24.2
   Accounts receivable                            255.1                186.9
   Inventories                                    318.6                322.3
   Prepaid expenses and income tax benefits        42.2                 40.6
                                              ---------            ---------
      Total Current Assets                        638.5                574.0

Property, Plant and Equipment                     422.6                399.8
Intangible Assets                                 202.2                199.3
Business Investments and Other Assets             118.5                118.7
                                              ---------            ---------

      Total Assets                           $  1,381.8          $   1,291.8


Liabilities and Shareholders' Equity

Current Liabilities:
   Short-term debt                           $     42.5          $      39.2
   Accounts payable                               128.3                 94.5
   Accrued compensation                            39.2                 31.7
   Other accrued liabilities                      117.7                117.9
                                              ---------            ---------
      Total Current Liabilities                   327.7                283.3

Long-Term Debt                                    192.8                382.5
Postretirement Benefits Other than Pensions       153.2                149.9
Other Accrued Liabilities                          94.7                 92.0
Deferred Income Taxes                               9.5                 13.0
                                              ---------            ---------
      Total Liabilities                           777.9                920.7

Shareholders' Equity:
   Series D preferred stock                        76.6                 76.6
   Series C ESOP preferred stock                   60.2                 60.2
   Unearned ESOP compensation                     (41.5)               (44.6)
   Common stock                                   177.6                147.5
   Additional paid-in capital                     284.6                117.2
   Retained earnings                               67.9                 46.4
   Currency translation and other                 (21.5)               (32.2)
                                              ---------            ---------
      Total Shareholders' Equity                  603.9                371.1

 Total Liabilities and Shareholders' Equity  $  1,381.8           $  1,291.8
                                              ---------            ---------
                                              ---------            ---------
/TABLE

              F E D E R A L - M O G U L   C O R P O R A T I O N

           N O T E   T O   F I N A N C I A L   S T A T E M E N T S

                        J U N E   3 0 ,   1 9 9 4



1.     EARNINGS PER SHARE

The computation of earnings per share is based on the weighted average number of outstanding common shares and common stock equivalents during the respective periods, and was therefore impacted by the issuance of 5.75 million shares of common stock in February 1994 and 6.25 million shares of common stock in April 1993. Net earnings used in the computations of earnings per share are reduced by preferred stock dividend requirements.